Collaborative Investment Series Trust 485BPOS

Exhibit 99(i)(i)

July 27, 2021

Collaborative Investment Series Trust

500 Damonte Ranch Parkway

Building 700, Unit 700

Reno, NV 89521

Re:	Collaborative Investment Series Trust- File Nos. 333-221072 and 811-23306

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 86 under the Securities Act of 1933, as amended to the Collaborative Investment Series Trust’s Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 97 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
THOMPSON HINE LLP

THOMPSON HINE LLP	41 South High Street	www.ThompsonHine.com
ATTORNEYS AT LAW	Suite 1700	O: 614.469.3200
	Columbus, Ohio 43215-6101	F: 614.469.3361